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                         COLLECTIVE BARGAINING AGREEMENT


                                     BETWEEN


                               DANA PERFUMES CORP.


                                       AND


               OIL, CHEMICAL & ATOMIC WORKERS INTERNATIONAL UNION
                                     AFL-CIO


                                       AND


                            ITS LOCAL UNION NO. 8-782





                                FEBRUARY 24, 1996
                                       TO
                                FEBRUARY 26, 1999






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                                TABLE OF CONTENTS


                                                                     Page
                                                                     ----
ARTICLE I        INTENT AND PURPOSE....................................1

ARTICLE II       RECOGNITION...........................................1

ARTICLE III      UNION SECURITY........................................2

ARTICLE IV       CHECKOFF..............................................3

ARTICLE V        REPRESENTATION........................................4

ARTICLE VI       ADJUSTMENT OF GRIEVANCES..............................5

ARTICLE VII      OBLIGATION OF THE PARTIES.............................7

ARTICLE VIII     SENIORITY.............................................7

ARTICLE IX       HOURS AND OVERTIME...................................15

ARTICLE X        SHIFT DIFFERENTIAL...................................17

ARTICLE XI       HOLIDAYS.............................................18

ARTICLE XII      VACATIONS............................................19

ARTICLE XIII     DISCHARGE OR DISCIPLINE..............................23

ARTICLE XIV      NO STRIKE - NO LOCKOUT...............................23

ARTICLE XV       RIGHTS OF MANAGEMENT.................................23

ARTICLE XVI      SAFETY AND SANITATION................................23

ARTICLE XVII     LEAVES OF ABSENCE....................................24

ARTICLE XVIII    WAGES................................................25

ARTICLE XIX      REPORTING PAY AND CALL IN PAY........................26

ARTICLE XX       INSURANCE............................................26


                                       i
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                                                                     Page
                                                                     ----
ARTICLE XXI      NOTICE...............................................29

ARTICLE XXII     BULLETIN BOARD AND UNIFORMS..........................29

ARTICLE XXIII    PENSION PLAN.........................................30

ARTICLE XXIV     MODIFICATION OR CHANGE IN AGREEMENT..................30

ARTICLE XXV      SICK LEAVE...........................................31

ARTICLE XXVI     JURY DUTY............................................31

ARTICLE XXVII    401K PLAN............................................32

ARTICLE XXVIII   SEVERANCE PAY........................................32

ARTICLE XXIX     TERM OF AGREEMENT....................................32

      SCHEDULE "A"....................................................35
      SCHEDULE "B"....................................................36
      SCHEDULE "C"....................................................38
      EXHIBIT A  .....................................................39
      COMPANY WORK RULES..............................................47

                                                                  Exhibit 10.155


                         COLLECTIVE BARGAINING AGREEMENT

                  THIS COLLECTIVE BARGAINING AGREEMENT entered into this 1st day of March, 1996, by and between DANA PERFUMES CORP., its successors and assigns, a Delaware corporation having its plant at Crestwood Industrial Park, Mountaintop, Pennsylvania, hereinafter referred to as "Employer," and OIL, CHEMICAL & ATOMIC WORKERS INTERNATIONAL UNION, AFL-CIO and its LOCAL UNION 8-782, hereinafter collectively referred to as "Union."


                              W I T N E S S E T H :

                  WHEREAS, THE UNION IS THE EXCLUSIVE BARGAINING AGENT FOR ALL PRODUCTION AND MAINTENANCE EMPLOYEES EMPLOYED AT THE EMPLOYER'S PLANT AT CRESTWOOD INDUSTRIAL PARK, MOUNTAINTOP, PENNSYLVANIA, EXCLUDING GUARDS, CLERICAL EMPLOYEES, EXECUTIVES AND SUPERVISORS, AS DEFINED IN THE ACT;

                  NOW, THEREFORE, THE EMPLOYER AND THE UNION DO HEREBY AGREE TO THE FOLLOWING:


                                    ARTICLE I

                               INTENT AND PURPOSE

                  It is the objective of the parties to this Agreement that the obligation of the Employer for the successful operation of its business and the fulfillment of its responsibilities to its employees be carried on without interference arising from differences between the parties.

                  Therefore, it is their intent to set forth herein their agreement with respect to rates of pay, hours of work, and conditions of employment to be observed by the Employer, the Union, and the employees covered by this Agreement; to provide procedures for a fair and equitable adjustment of grievances; to stabilize employment by preventing lockouts, interruptions of work, work stoppages, strikes, boycotts, or other interferences with the operations of the Employer during the lifetime of this Agreement; to develop plant efficiency and growth; and to promote harmonious relations between the Employer, its employees, and the Union.
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                                                                               2



                                   ARTICLE II

                                   RECOGNITION

                  SECTION 1. The Employer recognizes the Union as the sole and exclusive bargaining agent in all matters relating to rates of pay, wages, hours, and conditions of employment for all of its production, shipping warehousing, and maintenance employees, excluding executives, professional and clerical employees, chemists, experimental, developmental, and laboratory employees, guards and all supervisors as defined by the National Labor Relations Act, as amended, at its plant at Crestwood Industrial Park, Mountaintop, Pennsylvania, or any expansion thereof within a radius of fifteen miles. It is understood that said unit is separate and distinct from any other operation of this or any affiliated company elsewhere.

                  SECTION 2. Supervisory employees shall not be permitted to perform work covered by the terms of this Agreement except in the following types of situations: (1) when qualified employees are not available, (2) in the instruction of employees, (3) when relieving employees for urgent or special work, (4) when relieving employees during relief periods in order to continue normal production flow, (5) when testing new equipment, processes, products or methods of manufacture, and (6) in emergencies.

                  SECTION 3. It is the continuing and recognized policy of the Company and the Union that the provisions of this Agreement shall be applied fairly in accordance with those federal and state employment laws relating to race, color, religious creed, sex, age and national origin, and there shall be no discrimination by the Company or the Union on account of such factors. Whenever the term "his" is used throughout this Agreement, it shall refer interchangeably in compliance with the aforesaid policy to male or female.


                                   ARTICLE III

                                 UNION SECURITY

                  SECTION 1. All employees in the bargaining unit as described above shall, as a condition of employment, become and remain members of the Union in good standing 30 calendar days after their employment commences.

                  SECTION 2. Members in "good standing" is defined as a Union Member who has paid his dues and initiation fees.

                  SECTION 3. Temporary employees' hiring period not to exceed
120 working days, except for students currently enrolled in High School or College, who are exempt from any limitations. The term "employee" shall be defined as persons in the
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                                                                               3


bargaining unit as described in Article II herein but excluding casual or temporary employees, or employees hired for a specific period, which period shall not exceed 120 working days. The Employer shall notify the Union as well as the employees when employment is on a temporary basis. In the event the Company intends to retain any of such employees on a permanent basis, it will notify the Union of such intention on or before the 90th working day of said employee's employment and such temporary employment shall be deemed the probationary period of such employee. If the employee becomes permanent, he shall be given seniority from his first day of last hire. This right to hire temporary employees shall not be used to displace regular employees and the 120-day period shall be the aggregate of all days worked during the six months following his last hire.

                  SECTION 4. Temporary employees shall not be rehired as such within six (6) months of the day of their last separation. Should they, however, be hired as permanent employees withing the six (6) month period following their last separation, time spent as a temporary employee during the preceding six (6) month period shall be deemed probationary service. Seniority of such employee, however, shall commence with the day of his hire as a permanent employee.

                  SECTION 5. Temporary and probationary employees shall, after 30 calendar days of employment, be obligated to pay the Union an agency fee equal to the monthly dues of Union members.


                                   ARTICLE IV

                                    CHECKOFF

                  SECTION 1. Upon receipt of a signed written authorization from its employees, the Employer will deduct from the employee's wages the Union initiation fee, agency fee, or monthly dues provided for in said authorization, as follows:

                  (a) For those employees hired on a permanent basis, the Employer will deduct the amount of the initiation fee from the first pay due said employee after said employee has completed his sixty (60) calendar day probationary period as provided in Article III herein.

                  (b) For those employees hired on a temporary basis, the Employer will deduct the amount of the initiation fee from the first pay due said employee after said employee has attained permanent status as provided in
Article III herein.

                  (c) The Employer will deduct the monthly Union dues for employees so authorizing their deduction in the second pay period of each month.
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                                                                               4


                  (d) The Employer will deduct the monthly Union agency fee for all employees so authorizing their deduction in the second pay period of each month.

                  (e) Amounts deducted, as provided for above, shall promptly be remitted to the Secretary of the Union.

         SECTION 2. The checkoff authorization shall be irrevocable for a period of one (1) year of the termination date of the contract then in effect, which ever occurs sooner. In the event it automatically renews itself, it shall be for further periods of one (1) year or the termination date, of the contract then in effect, which ever occurs sooner; provided, the employee shall have the right to revoke the checkoff authorization not more than twenty days and not less than ten days prior to the expiration of any irrevocable period by giving written notice to the Company and the Union within such period. The form of the authorization shall be in accordance with the existing Federal and State Labor Laws and substantially as set forth in Exhibit "A" hereto attached.

         SECTION 3. The Union will indemnify and save the Employer harmless against any and all suits or other forms of liability which shall arise upon or by reason of action taken by the Employer for the purpose of complying with this Article.


                                    ARTICLE V

                                 REPRESENTATION

         SECTION 1. There shall be a negotiating committee consisting of not more than six (6) persons, one of whom shall be the President of the Union, two of whom shall be members of the production department, one of whom shall be from the maintenance department or receiving-warehousing department, one of whom shall be from the shipping department and one of whom shall be from the second shift.

         SECTION 2. There shall be a grievance committee for the Union selected by it, consisting of not more than four (4) members in the bargaining unit.

         SECTION 3. The Union agrees for itself and its members that time spent in the processing of grievances will be bona fide for the processing of legitimate and not frivolous grievances and not for the purpose of harassing or impeding operations of the Employer. Moreover, it agrees that time spent in the processing of grievances will be at a time which is mutually convenient to the Employer and the grievance committee.

         SECTION 4. The Employer and the Union agree that neither will discriminate against any employee because of his Union membership or because of his Union activities, provided such activities are not in violation of any part of this

Agreement; nor shall any officer or member of the Union attempt to coerce or intimidate a member or employee of the Company.

                  SECTION 5. Each department shall have a steward selected by the employees in that department. Any grievance advanced by an employee may be taken to his department steward as hereinafter provided who will, to the best of his ability, attempt to settle such complaint with the immediate supervisor of the employee advancing the grievance. The department steward shall have no authority to act on grievances outside of his own department.


                                   ARTICLE VI

                            ADJUSTMENT OF GRIEVANCES

                  SECTION 1. Should any grievance or dispute arise between the Employer and the Union or any of its members, as to the interpretation of or compliance with the provisions of this Agreement, there shall be no work stoppage, shutdown, strike, suspension or interruption of work on the part of the Union or lockout on the part of the Employer on account of such grievance or dispute, but an earnest effort shall be made to settle such matter promptly in accordance with the procedure set forth in the Article as follows:

                  STEP ONE: Within two working days after the occurrence of the facts alleged to constitute a grievance, the aggrieved employee may present and discuss his grievance with his supervisor. Said employee may be accompanied by his department stewards if he so desires and said employee may discuss the grievance during working hours.

                  STEP TWO: If no settlement is reached in Step One above, the aggrieved employee may refer the grievance in writing to his department superintendent within three days from the date on which his complaint was rejected by his supervisor. Such appeal must be in writing, submitted on forms as agreed upon by the parties hereto, and shall be dated and signed by the employee and his department steward. The written grievance shall set forth the complete statement of the material facts and specific section or sections of this Agreement allegedly violated and the relief sought. Such appealed grievance shall be discussed at a mutually convenient time between the department superintendent or his designated representatives. Such meeting shall be held within five days from the date of filing the appeal. Either party may call witnesses. The answer of the Employer shall be in writing and shall be three workdays from the date of the meeting.
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                                                                               6


                  STEP THREE: If no settlement is reached in Step Two above, the President of the Union may serve written notice of appeal upon the PLANT MANAGER of the Employer within five workdays after the Employer's answer in the above Step has been supplied. Within ten workdays of said appeal the plant manager and his designated representatives shall confer with members of the grievance committee at a mutually convenient time and place which may be attended by the International Union Representative, the aggrieved employee, and his department steward. The total number of Union representatives and the aggrieved employee shall not exceed five. the answer of the Employer shall be made within five workdays after said meeting and shall be in writing.

                  STEP FOUR: In the event such grievance by the employee is not settled in a manner satisfactory to the Union or the Company in the above Step, then either party shall have the right to submit such grievance to arbitration for final and binding decision. The party deciding to do so shall notify the other party in writing of its intentions to arbitrate within ten workdays after the decision in the above Step. The parties may mutually agree in writing to extend said period.

                  SECTION 2. SELECTION OF ARBITRATOR. In the event a grievance is referred to arbitration, the parties shall endeavor to mutually agree upon an arbitrator. Should they fail to do so within five days of the notice of intent to arbitrate as above, then either party may request the appointment of an arbitrator pursuant to the rules of the F.M.C. Service then appertaining.

                  SECTION 3. ARBITRATOR'S DUTIES. Except to the extent as provided in Article XVIII, Section 3, the arbitrator shall have no authority to add to, subtract from, or in any way change or modify the terms of this Agreement, including the rates of pay herein established, or to decide issues that are not the subject matter of this Agreement. His fee and expenses shall be shared equally between the parties to this Agreement. He shall render his decision within twenty-one calendar days after the close of the hearing.

                  SECTION 4. The arbitrator shall not have the authority to decide whether there was in fact a wildcat strike, slowdown, interruption or picketing in violation of Article XIV of this contract and any remedies or actions by the Employer for a violation of Article XIV may be determined by an action in the appropriate court of law or by proceedings before the National Labor Relations Board; provided, however, that should any strike or work stoppage occur without the Union's consent, it will endeavor in good faith upon receipt of written notice from the Employer to bring about the immediate return to work of its members who have stopped working, and compliance by the Union in good faith with this provision shall relieve it from damages for any unauthorized strike. In addition, the arbitrator shall not have the authority to decide disputes that are not submitted during the life of this contract or matters that are not presented by the Union as a party or by the Employer as hereinafter provided.

                  SECTION 5. The parties recognize that many operations in manufacture and distribution of the Company's products are performed by contractors and by other companies and that its right to have such production or distribution performed elsewhere shall not be curtailed and shall not be subject to arbitration.

                  SECTION 6. The Employer shall have the right to present grievances to the Union. The procedure for the presentation of said grievances shall begin with Step Three above, and shall be adopted for said purpose.

                  SECTION 7. Grievances not appealed after the last answer shall be deemed settled on the basis of such answer. If there is not compliance by the Employer within the allotted time at any of the Steps of the grievance procedure, the employee may in that event proceed to the next Step in the grievance procedure.


                                   ARTICLE VII

                            OBLIGATION OF THE PARTIES

                  SECTION 1. The Union, its officers, representatives, members, and all employees represented by it, bind themselves to observe the provisions of this Agreement.

                  SECTION 2. The Company, its officers, and representatives, also bind themselves to observe the provisions of this Agreement.


                                  ARTICLE VIII

                                    SENIORITY

                  SECTION 1. Seniority shall be defined as an employee's length of continuous service from the last date of hiring with the Employer and shall be calculated upon a plant-wide basis. In determining an employee's length of continuous service for seniority purposes, said employee shall receive one credit for each workweek of continuous service consisting of five (5) hour daily shifts and 1.6 credits for each workweek of continuous service consisting of eight (8) hour daily shifts. The accumulation of such credits shall constitute the employee's seniority. Credits for employees while on layoff, leave of absence, or other time off not constituting a break in continuous service as hereinafter defined, shall be based upon the daily shift to which the employee was regularly assigned prior to layoff, leave of absence, etc. In the event two or more employees shall have the same accumulation of seniority credits, the employee with the earliest date of continuous service shall be considered more senior. In the event two or more employees shall have the same accumulation of seniority credits and the same date of continuous service hire, the employees shall be ranked in accordance with the alphabetical order of their last names.

                  SECTION 2. CONTINUOUS SERVICE. Continuous service shall be calculated from the date of first employment with the Employer, or re-employment following a break in continuous service. Continuous service shall be broken by:

                           (a)  Quit.

                           (b)  Discharge for just cause.

                           (c) Absence from work for a period of 72 hours
without permission unless such absence is due to a bona fide illness or injury and the employee has notified the plant switchboard or the employee's department superintendent of such sickness or injury promptly.

                           (d) Failure to report to work within twenty-four
hours after the expiration of a leave of absence granted by the Employer.

                           (e) Failure to return to work within five (5) days
after delivery by mail of a written notice by the Employer to the employee's last address appearing on its records, unless the employee gives a reasonable excuse for failure to report to work, provided that no claim for retroactivity shall arise if the Employer calls in another employee temporarily. It shall be the duty of the employees to furnish to the Employer their last known address and telephone number.

                           (f) Absence due either to layoff or disability for a
continuous period of more than eighteen months, except that absence due entirely to a compensable injury received in the course of an employee's employment by the Employer and recognized by its insurance carrier or the Workman's Compensation Bureau as compensable, shall not, to the extent of the period for which such statutory compensation is payable, be included in the computation of the said 18-month period. The Employer shall be relieved of all and any liability under this section in the event of a decision of the Workman's Compensation Bureau holding an employee ineligible is subsequently reversed, overruled, or changes so as to allow compensation.

                  SECTION 3.  The following shall be recognized departments:

                           a.  Production
                           b.  Shipping
                           c.  Maintenance
                           d.  Receiving and Warehousing

                  SECTION 4. POSTING OF SENIORITY LIST. The Employer shall post a seniority list within 30 days after the signing of this Agreement and will keep such list reasonably up-to-date. When the seniority of an employee is terminated by the Employer, written notice thereof shall be given to the employee involved and the Union. If any employee disputes his position on the seniority list, he shall register his protest in writing within five (5) working days after said list has been posted. The matter will then be settled by both the Employer and the Union or submitted to arbitration in accordance with the provisions of this Agreement. In the event an employee does not protest his position on the seniority list within five (5) working days after it has been posted, he shall be deemed to have accepted his position as stated by the Company, unless there is a clerical error in which event it shall be promptly corrected upon discovery. An employee on vacation at the time that the seniority list is posted shall have five (5) working days upon his return from vacation to make a protest concerning the seniority list. Simultaneously with the posting of the seniority list, a copy shall be tendered to the Secretary of the Union.

                  SECTION 5. PROBATIONARY EMPLOYEES. All new employees hereafter employed and those hired after a break in continuous service shall be regarded as probationary employees for the first 60 calendar days after their employment commences and they shall receive no continuous service credit during this probationary period. Whether they shall be laid off or discharged during this probationary period is to be exclusively determined by the Employer. At the expiration of the probationary period, such employee shall then be placed on the seniority list retroactive to the date of his last hire.

                  SECTION 6. TEMPORARY EMPLOYEES. Casual or temporary employees shall not be placed on the seniority list and they may be laid off or discharged in the exclusive discretion of the Employer. Said employees may be hired to fill positions in wage grade (1) or wage grade (5) as more particularly set forth in Schedule "B" attached hereto and made a part hereof and shall be ineligible to fill positions in wage grades greater than the wage grade in which they are hired unless there are no permanent employees who desire said positions.

                  SECTION 7. (a) Seniority shall be recognized for the purposes of layoffs, recalls and job vacancies. It shall be applied on a plant-wide basis according to the physical fitness, ability and efficiency of the employee to perform the job, it being understood that length of service shall be the governing factor when physical fitness, ability, and efficiency to perform the job are relatively equal. Because of the Company's responsibility for the operation of the plant, it shall judge a person's physical fitness, ability and efficiency for the job, it being understood that the Company, in exercising its judgment, shall not act in an arbitrary and capricious fashion. Any employee feeling aggrieved by the Company's decision in this regard may submit the question of whether or not the Company acted in an arbitrary and capricious fashion in exercising its judgment under the terms of this Section 7(a) to arbitration pursuant to the grievance procedure contained in Article VI herein.

                           (b) In the event of any layoff in a department,
probationary and temporary employees will be laid off first. In temporary layoffs, that is, layoffs of five work days or less, because of material or mechanical failures, Act of God, or other circumstances beyond the control of the Employer, regular employees need not be laid off according to seniority provisions in this Section. In case of a layoff in excess of five workdays, the seniority provisions of this Article shall be observed. The Company shall provide a minimum of three workdays' notice for a layoff in excess of five workdays. After a layoff has been posted, at the beginning of the third day the Personnel Office will canvas the employees being laid off and have them verify whether they choose to bump or accept a layoff. Said notice shall be posted on the bulletin board and a copy given to the Secretary of the Local Union. Said notice shall also be given to those employees whose jobs are being shut down.

                           (c) In case of a layoff in excess of five workdays,
except as provided in Section 7(d) herein, the Company will displace, bump, or lay off an employee in the order of plant-wide seniority, taking into consideration the physical fitness, ability and efficiency of the employee to perform the job as indicated above. The employee who is displaced, bumped, or laid off shall be entitled to bump a less senior employee once as follows:

                  STEP ONE: A less senior employee in any job classification on any shift in the same rate grade, or

                  STEP TWO: A less senior employee in any job classification on any shift in a lower rate grade, or

                  STEP THREE: A less senior employee in any job classification on any shift in a higher rate classification, provided that the laid-off employee has previously held the higher classification for a period or 90 days within the past three (3) years, and if he can perform -- in the judgment of management -- all of the duties of the job at the time of the bumping procedure, the time limits shall not apply to jobs rated grade 5 and below.

                  An employee who has bumped shall immediately receive the basic hourly rate for the job to which he was bumped.

                  If there shall be a layoff of
"Special-picker-packer-checkers," or "Export-Special-picker-packer-checkers,"
Special-picker-packer-checkers shall be laid off first by seniority.

                           (d) The provisions of Section 7(c) of this Article
shall not permit an employee who is not within the following classifications to bump into said classifications:

                                    1.  Maintenance Mechanic
                                    2.  Technical Mechanic
                                    3.  Batch Mixer, all classes
                                    4.  Export-Special-picker-packer-checker

                  Bumping within the above-listed classifications shall be governed by Section 7(e) of this Article.

                           (e) Providing they have greater seniority, only a
Batch Mixer Class A may bump a Batch Mixer Class B.

                  A Special-picker-packer-checker may not bump an Export-Special- picker-packer-checker.

                  Except its otherwise provided in this Section 7(e), employees in the classifications listed in Section 7(d) of this Article shall be entitled to bump in accordance with Section 7(c) of this Article.

                           (f) In all cases of layoffs, promotions, transfers,
recalls, job vacancies, or demotions, an employee's physical fitness, ability and efficiency to perform the job and for which he can be readily trained may be determined by the Company by the administration of tests. Such tests shall be reasonable, fairly related to the job, and in those cases where two or more employees have attained a passing grade, the employee with the greater seniority shall be given the job. The Company will permit the Chief Steward and/or the President of the Union to review test results, but it is agreed that such results shall be kept confidential and revealed only to the employees who took the test.

                           (g) Except as provided by law, there shall be no
discrimination in pay between male and female employees for equal work on jobs providing there is equality in quantity and quality of work and the performance of which requires equal skill, effort, responsibility, and which is performed under similar working conditions.

                  SECTION 8. TRANSFERS. (a) To assure a more permanent employment and efficiency of plant operations, and meet the fluctuations and requirements of business, it is agreed that in the discretion of the Employer, the duties of the employees in the various classifications shall be interchangeable with each other and the Employer shall be free to transfer and assign employees from one department and job to another as required by operating needs. If two persons are available to go to a special assignment, seniority shall prevail.

                           (b) Except as provided in Section 8(c) below, an
employee transferred from one job to another with a higher rate should be paid a minimum of four (4) hours at the higher rate. Any hours in excess of four (4) hours shall also be paid at the higher rate until that person is transferred back to his regular job. An employee transferred to a job with a lower rate shall continue to receive the higher rate.

                           (c) An employee transferred to work on returns and
reconditioning merchandise or an employee transferred to work in conjunction with the Production Line Coordinator who does not perform the complete job duties and responsibilities of the Returns and Reconditioning Clerk or Production Line Coordinator, as the case may be, shall receive the following applicable rate:

                                  (i)  If the rate for the employee's regularly
         assigned job is higher than the rate for the Returns and Reconditioning Clerk, if assigned to work on returns and reconditioning merchandise, or the Production Line Coordinator, if assigned to work in conjunction with said employee, said assigned employee shall receive the rate of his regularly assigned job.

                                 (ii) If the rate for the employee's regularly assigned job is lower than the rate for the Returns and Reconditioning Clerk, if assigned to work on returns and reconditioning merchandise, or the Production Line Coordinator, if assigned in conjunction with said employee, said assigned employee shall receive a rate for said work equal to the rate of his regularly assigned job plus fifty (50%) percent of difference between the rate of his regular assigned job and the rate of the Returns and Reconditioning Clerk, or Production Line Coordinator, whichever is applicable.

                           (d) Transfers of Group Leaders within a department --
when a Group Leader is transferred within his/her own department to a different job classification for the purpose of filling in for someone who is absent or on vacation, that person will carry the rate of the higher of the new classification or his/her permanent classification, plus his/her Group Leader pay.

                  For the purposes of these transfers only, the following shall be considered separate departments: Production, Receiving, Maintenance, Return Goods, Shipping, Maceration, and Production Maintenance.

                  SECTION 9. SUPER-SENIORITY. With respect to layoffs and recalls only, the President, Financial Secretary, shall have the highest seniority during their tenure of office, provided he or she has at least one year's seniority with this Company.

                  SECTION 10. VACANCIES AND NEW JOBS. A vacancy is defined as a job opening in an existing job classification where an employee's employment relationship in the job with the Employer is terminated for any reason whatsoever. The Union shall have the right to submit to arbitration the question of the reasonableness of the qualifications established by the Company. A new job is defined as a job opening resulting from the creation of a new workstation. The decision whether or not to fill a vacancy shall be at the sole discretion of the Employer.

                  The vacancy or new job shall be posted by the Employer for three working days and shall contain the department, job title, job duties, qualifications, and rate of pay. All employees desiring to bid for such jobs shall place their names on the forms provided and deposit same in the locked box in the place of posting within said three days and the Employer shall award the job in accordance with the factors hereinbefore set forth in this Article. An employee awarded a job must perform said job for the minimum trial period as set forth in Schedule "A" attached hereto and made a part hereof.

                  If no employees bid for the job vacancy or the new job, or there are no acceptable applications, the Employer shall have the right to fill the job by assignment, if agreeable to the employee, or the hiring of an employee from outside the plant.

                  An employee who successfully bids for a new job or vacancy shall not be allowed to bid for another job or vacancy carrying a lower rate for two (2) years. Said employees shall not be allowed to bid for a job or vacancy of equal rate of pay in another department for one (1) year, and within said employee's department, another job or vacancy of equal rate pay for one (1) year.

                  An employee who successfully bids a vacancy or a new job shall have a trial period as set forth in Schedule "A" attached hereto and made a part thereof, to obtain average, consistent, normal production. If he or she does not maintain such consistent, average, normal production, then such employee shall be returned to his or her former job and Employer shall have the right to fill the job by assignment, if agreeable to the assigned employee, or hire an employee from outside the plant. An employee who successfully fills a vacancy or a new job in another department shall, after the maximum trial period as provided in Schedule "A," transfer all of his plant seniority.

                  A "temporary vacancy" shall be defined as a vacancy which is scheduled by the Company to exist for one hundred twenty (120) calendar days or less, and involves a job classification in a wage grade which carries a higher rate of pay than wage grade (5). In the event that a temporary vacancy arises, it shall be offered, in the normal bidding process contained herein, to permanent employees plant-wide, all of which must be in a grade or classification lower than the grade or classification of the vacancy. If no permanent employees bid for the job, then the Company shall be free to fill the vacancy by transferring a permanent employee, transferring a temporary employee, or hiring a new employee.

                  SECTION 11. TERMINATION OF SENIORITY. An employee shall lose all seniority and he or she shall be considered a new employee if ever re-employed, for any one of the following reasons:

                           1. Failure to become a member of the Union in
accordance with the provisions of Article III, Section 1.

                           2. Justifiable discharge.

                           3. Absence from work for a period of 72 hours without
permission unless such an absence is due to a bona fide illness or injury and employee has promptly notified the Employer of such disability.

                           4. Voluntary quitting.

                           5. Accepting employment while on leave of absence, or
violating the terms of his leave of absence.

                           6. In the event a layoff continues for a period in
excess of eighteen months.

                           7. If after being laid off the employee does not
return to work, as notified, within five days after delivery by mail of written notice to his address appearing on the Employer's records, unless he is unable to return within said period because of a bona fide illness or injury supported by a doctor's certificate, if required by the Employer, in which case his recall period shall be extended for the period of his illness or injury, not to exceed a period of six months.

                           8. If he or she gives a false reason for obtaining a
leave of absence.

                  It shall be the responsibility of each employee at all times to keep the Employer informed of his or her latest address and telephone number.

                  SECTION 12. SENIORITY-SUPERVISORY. When an employee is selected by the Employer to be a supervisory or clerical employee outside the bargaining unit, a supervisory employee shall have nine months and a clerical employee three months during which the employee may voluntarily return or be returned by the Employer to the bargaining unit. During this period, seniority shall accumulate and the employee so selected will be subject to a checkoff of dues. After the period has expired, such employee shall lose all his seniority rights under the contract and he or she shall be discharged from Union membership and the obligation to such person on the part of the Union shall cease.

                  SECTION 13. If an employee is required to perform military service under the laws of the United States of America, or voluntarily enters into such military service to perform his duty in lieu of draft, his seniority shall continue to accumulate for the duration of his required tour of duty. Any employee reenlisting after performing his original duty call as aforesaid shall lose all seniority rights under this Agreement.

                  SECTION 14. It is understood and agreed that the deletion of the mandatory requirement of a doctor's certificate in Article VIII, Section 2(c), in Article VIII, Section 11(3), is not intended to diminish the obligations of the employee otherwise specified in those sections. It is further understood that a doctor's certificate will be required when, in the opinion of the medical personnel of the Company, there is a threat to the safety and health of the employee returning to work or to other employees. It is further understood and agreed that the Company will exercise its right to establish and enforce reasonable rules of attendance.

                  SECTION 15. RECALL. In the event of a recall after a layoff as described in Paragraph 7(c) herein, the Company shall offer the opportunity for recall in the order of greatest plant-wide seniority first among those employees who are on layoff and those who are not in their regular classification as a result of exercising the right to bump on layoff taking into consideration the physical fitness, ability and efficiency of the employee to perform the job.


                                   ARTICLE IX

                               HOURS AND OVERTIME

                  SECTION 1. Eight hours, exclusive of lunch periods, shall constitute a normal day's work. Forty hours shall constitute a normal workweek made up of five consecutive days, Monday through Friday inclusive, except for maintenance, utility and porter classifications whose normal workweek shall be any five consecutive days. The lunch period shall consist of 30 minutes, which shall be without pay.

                  SECTION 2. Time and one-half the regular rate shall apply on all work performed by the employee in excess of forty hours in any one week and eight hours in any one day. No employee, however, will be paid overtime twice for the same hours of work. Except for such employees whose regular workweek includes Saturday and/or Sunday, the Employer will pay time and one-half the regular rate of pay for work on Saturday and two times the regular rate of pay for work on Sunday, provided that the employee working on Saturday has not absented himself from work scheduled during the workweek for reasons other than an industrial accident occurring in the plant, or a bona fide sickness, or leave of absence as set forth in this Agreement.

                  SECTION 3. A "workday" is deemed as a twenty-four hour period beginning with each employee's starting time. A "workweek" begins with the first shift on Monday morning and ends on the last shift beginning Sunday evening. An employee shall be considered a first-shift employee if a majority of his regularly scheduled working hours fall during the regularly scheduled first shift. A second-shift employee shall be one for whom a majority of his regularly scheduled working hours shall fall during the regularly scheduled second shift. A third-shift employee shall be one for whom a majority of his regularly scheduled working hours shall fall during a regularly scheduled third shift.

                  SECTION 4. All work performed on the recognized holidays hereinafter provided shall be compensated for on the basis of time and one-half the regular rate in addition to the holiday pay.

                  SECTION 5. In the event an employee is required to work beyond his or her normal workday, all hours worked in excess of nine hours in one day shall be at the option of the employee. In the event an employee is required to work overtime hours on Saturday, he or she shall have not less than one day's notice except for maintenance, utility and porter employees. Overtime worked on Sundays and holidays shall be at the option of the employee except for maintenance, utility and porter employees. As far as is possible, overtime on Saturdays shall be on a voluntary basis; provided, however, that if the complement of employees cannot be filled on a voluntary basis, the Company shall have the right to require the performance of said overtime by the least senior qualified employees who are capable of doing the particular work involved.

                  SECTION 6. When there is overtime work, insofar as it is practicable, it shall be divided as equally as possible among the permanent employees in the same classification. Temporary or casual employees shall not perform overtime work in a department if there is an available permanent employee in that department capable of performing the work.

                  SECTION 7. OVERTIME IN A SPECIFIC JOB CLASSIFICATION. (a) A department which has overtime work in a specific job classification will offer the overtime in accordance with the following:

                                    1.  Firstly, to employees currently working
         in that job classification in that department;

                                    2.  If the Employer needs additional
         employees, it will solicit all other employees within that department, in order of plant seniority;

                                    3.  If the Employer needs additional
         employees, it shall then offer the overtime to the employees with the most plant-wide seniority who is currently working in the specific job classification in any other department;

                                    4.  If the Employer requires additional
         employees, it shall then offer the overtime to all employees, regardless of classification, taking into consideration plant-wide seniority and distribution of overtime as equally as possible.

                           (b) It is understood that, in performing the job, the
employee shall receive the overtime pay rate of his regular classification or the overtime rate of the job being performed, whichever is greater.

                           (c) If the Employer shall violate the provisions of
this Section 7, the remedy of the employee shall be for that employee to be given the opportunity to perform the next available overtime assignment. We will try to equalize the total hours of overtime by combining several assignments if necessary.


                                    ARTICLE X

                               SHIFT DIFFERENTIAL

                  SECTION 1. Eight-hour shift employees working on the second shift as hereinafter provided shall receive a differential or premium of Twenty-five ($.25) cents per hour for each hour worked on such shift. An eight-hour shift employee working on the third or night shift as hereinbefore provided shall receive a differential or premium of Thirty ($.30) cents per hour for each hour worked on such shift.

                  SECTION 2. An employee scheduled for the first shift who completes his regular eight-hour turn and continues to work into the second shift period shall not receive the second shift differential premium but only such premium rate for overtime as hereinbefore provided in Article IX of this contract.

                  SECTION 3. An eight-hour shift employee regularly scheduled for work on the second shift who completes his regular eight-hour turn and continues to work into the third shift shall be paid the second shift differential, namely, Twenty-five ($.25) cents for all hours worked on the third shift. An eight-hour shift employee regularly scheduled for work on the third shift who completes his regular eight-hour turn and continues to work into the day shift shall be paid the third-shift differential, namely, Thirty ($.30) cents per hour for all hours worked on the day shift under such circumstances.

                  SECTION 4. The permanent eight-hour second- and third-shift employees are to receive shift differential in their vacation pay, holiday pay and sick pay.

                  If an employee is called in before the start of his normal shift during the employee's normal workweek, all hours worked during that workday both before and after the employee's normal shift time will be compensated in accordance with the shift differential normally associated with the employee's regular shift. If an employee is scheduled to work on other than his regularly scheduled workday, the shift differential which shall apply will be determined in accordance with this Section, namely, where the majority of the employee's hours fall with respect to the normally scheduled shifts.

                                   ARTICLE XI

                                    HOLIDAYS

                  SECTION 1. The following holidays shall be observed and all permanent employees shall receive one day's pay therefor at their straight time rate, provided they meet the eligibility requirements provided herein:

                   1.   New Year's Day
                   2.   Floating Holiday
                   3.   Good Friday
                   4.   Memorial Day
                   5.   July 4th
                   6.   Labor Day
                   7.   Thanksgiving Day
                   8.   Friday after Thanksgiving
                   9. The regularly scheduled workday immediately prior to Christmas Day
                  10.   Christmas Day
                  11. The regularly scheduled workday immediately prior to New Year's Day

NOTE: Employees must give at least 48 hours' notice when requesting the floating holiday.

                  SECTION 2. To be entitled to holiday pay, the employee shall be on the payroll in excess of 30 calendar days since his date of last hire and shall have worked at least one day during a period of time measured by the workweek immediately before the workweek in which the holiday falls and the workweek immediately after the holiday falls, and he shall have worked his last scheduled workday prior to and his next scheduled workday after such holiday, unless absent for a bona fide sickness. If an employee is laid off during the holiday week, the requirement that he or she shall work the next scheduled workday after the holiday shall be waived.

                  SECTION 3. If any of the foregoing holidays falls on a Sunday it shall be observed on the following Monday. If any of the foregoing holidays falls on a Saturday it may be observed on the preceding Friday or following Monday at the option of the Employer, provided that the Union is given 21 days' notice of said selection.

                                   ARTICLE XII

                                    VACATIONS

                  SECTION 1. An employee who meets the eligibility requirements as set forth in this Article shall be entitled to a vacation for which a vacation allowance shall be paid in accordance with the following schedule:

                           (a) An employee who has been employed less than one
(1) year and who is working during the pay period of June 30 shall be entitled to one (1) day's vacation for each ten (10) weeks of continuous service prior to June 30, provided he has earnings in each of said weeks, for which a vacation allowance shall be paid of .4 percent of his annual earnings as defined in
Section 11 of this Article or the employee's straight time rate achieved at the time of the vacation, whichever is greater, for each of said days of vacation.

                           (b) Upon completion of one (1) year of continuous
service but less than two (2) years of continuous service with the Company on June 30th, an employee will become entitled to a vacation for which a vacation allowance will be paid as follows:

                                    (1)  One (1) week's vacation for which a
         vacation allowance shall be paid of two (2%) percent of his annual earnings as defined in Section 11 of this Article or the employee's regular workweek hours multiplied by the employee's straight time rate achieved at the time of the vacation, whichever is greater, and

                                    (2)  One day's vacation for each ten (10)
         weeks of continuous service in excess of one year prior to June 30th for which a vacation allowance shall be paid of .4 percent of his annual earnings as defined in Section 11 of this Article or employee's regular shift hours multiplied by the employee's straight time rate as achieved at the time of the vacation, whichever is greater, for each of such additional days; provided, however, that the vacation time for which an allowance shall be paid shall not exceed the vacation time and allowance provided for in Section 1(c) of this Article.

                           (c) Upon completion of two (2) years of continuous
service with the Company on June 30th, an employee will be entitled to two (2) weeks' vacation for which a vacation allowance shall be paid or four (4%) percent of his annual earnings as defined in Section 11 of this Article or two times the employee's regular workweek hours multiplied by the employee's straight time rate achieved at the time of the vacation, whichever is greater, and he shall be entitled to such vacation for which a vacation allowance shall be paid during each calendar year thereafter until the calendar year in which he becomes eligible for three (3) weeks' vacation.

                           (d) Upon completion of five (5) years of continuous
service with the Company on June 30th, an employee will become entitled to three
(3) weeks' vacation for which a vacation allowance shall be paid of six (6%) percent of his annual earnings as defined in Section 11 of this Article or three times the employee's regular workweek hours multiplied by the employee's straight time rate achieved at the time of the vacation, whichever is greater.

                           (e) Upon completion of 15 years of continuous service
with the Company on June 30th, an employee shall be entitled to four (4) weeks' vacation for which a vacation allowance shall be paid of eight (8%) percent of his annual earnings as defined in Section 11 of this Article or at four times the employee's regular workweek hours multiplied by the employee's straight time rate achieved at the time of the vacation, whichever is greater.

                  For those employees who have reached their 14th year by June 30th, but will not reach their 15th anniversary date with the Company until sometime during the next 12 months, a vacation allowance shall be paid at the rate of six (6%) percent or three weeks as stated in Section 1(d), plus one (1) day's vacation for each ten (10) weeks of continuous service in excess of 14 years prior to June 30th (calculate from June 30th back to anniversary date), for which a vacation allowance shall be paid of .4 percent of his annual earnings as defined in Section 11 of this Article, or employee's regular shift hours multiplied by the employee's straight time rate as achieved at the time of the vacation, whichever is greater, for each of such additional days; provided, however, that the vacation time for which an allowance shall be paid shall not exceed the vacation time and allowance provided for in Section 1(e) of this Article.

                           (f) The Employer shall not be obligated to provide
the vacation period to which an employee is entitled in consecutive weeks, except as provided in Section 4 of this Article.

                  SECTION 2. Each week's vacation shall consist of five (5) consecutive days, unless the employee receives the written consent of the Company to split the vacation.

                  SECTION 3. The Union and the Employer agree that their mutual objective is to afford maximum opportunity for all eligible employees to obtain their vacations and secure the necessary rest. All employees eligible for a vacation shall be required to take their vacations from work, except in the case of extenuating circumstances.

                  SECTION 4. Except in the event of an emergency, the Company may close the plant for a consecutive two-week period for the purpose of giving employees their vacations. This period shall be known as the "Vacation Period" and will be scheduled by the Company from the last two weeks in June through the first two weeks in July. The Company shall give the Union notice of the time when the vacation period shall occur by the preceding April 1. The Company may schedule an additional week in December as a shutdown period, provided that the Company notifies the Union on or before November 1. Vacations shall be scheduled from July 1 to June 30 of the following year with preference being given to the June 15th through August 15th period. The Company and the Union further agree that, from time to time, the Company may schedule additional plant shutdowns. When these shutdowns do occur, it is mutually agreed to that the employees will not be required to use any of these additional weeks as vacation.

                  SECTION 5. With respect to those employees entitled to a vacation in excess of two weeks, vacations will be so far as possible, be granted at times both desirable to the employees and to the Employer, longer-service employees being given preference as to choice between June 15th and August 15th. However, the final right to allot vacation periods and the right to change such allotments are exclusively reserved to the Employer in order to insure the orderly operation of the plant. Notice of the vacation schedule shall be given to the Union on or before May 1st of the then current year.

                  SECTION 6. Except for employees with less than one (1) year of continuous service and who are provided for in Section 1(a) above, all other employees shall be eligible for a vacation in any calendar year during the term of this Agreement if the employee shall:

                           (1) Have performed work during the 52-week period prior to June 30th of each year, and

                           (2) Have the required number of years of continuous service prior to June 30th of each year as set forth in Section 1 above, and

                           (3) Having met the above requirements, the employee shall receive a prorated portion of his vacation entitlement based upon ten (10%) percent of the vacation entitlement for each five (5) weeks of continuous service, provided he has had earnings in each of said five (5) weeks, and an employee who has completed 30 weeks of continuous service and has had earnings in each of said weeks shall receive 100% of his vacation entitlement.

                  SECTION 7. If a paid holiday falls during the period an employee is on vacation, he shall be paid for the holiday in addition to his vacation pay and provided an additional day off.

                  SECTION 8. DETERMINING CONTINUOUS SERVICE. Continuous service shall date from:

                           (a) The date of first employment with the Employer at the plant, or

                           (b) Subsequent date of employment following a break in continuous service, whichever of the above two dates is the later. Such continuous service shall be defined as the length of the employee's service with the Company as set forth in Article VIII of this Agreement.

                  SECTION 9. Time lost as a result of compensable industrial accidents with the Employer shall be deemed time worked for which earnings have been received for the purposes of Section 6(3) of this Article. The Employer shall be relieved under all and any liability under this Section in the event of the Workman's Compensation Bureau holding an employee ineligible is subsequently reversed, overruled, or changed so as to allow compensation.

                  SECTION 10. An employee who resigns his employment with the Company or is discharged prior to June 30th of the current year shall be entitled to a pro rata amount of the vacation time for which a vacation allowance shall be paid to which he was entitled on the preceding June 30th. Said pro rata amount shall be equivalent to one-tenth of said vacation for which a vacation allowance shall be paid for each five (5) weeks of continuous service since the last June 30th prior to the time of discharge or termination.

                  SECTION 11. "Annual Earnings" shall be defined as the earnings of the employee as set forth in the Federal Income Tax Form W-2 for the immediately preceding year.

                  SECTION 12. Vacation allowance shall be paid to an employee on the last scheduled workday immediately preceding his vacation period.

                  SECTION 13. The vacation list will be drawn up and vacation payrolls will be completed as close as possible to the start of vacation periods; however, in order to complete both the regular weekly payroll and the vacation payroll, this will be at least one week before the start of actual vacations. Once these checks have been drawn, they must be paid.

                                  ARTICLE XIII

                             DISCHARGE OR DISCIPLINE

                  SECTION 1. No employee shall be disciplined, suspended, or discharged except for just cause.

                  SECTION 2. The right of the Employer to discipline an employee for violation of this Agreement shall be limited to the failure of such employee to discharge his responsibilities as an employee and may not in any way be based upon the failure of such employee to discharge his responsibilities as a representative of the Union, except as herein to the contrary provided.


                                   ARTICLE XIV

                             NO STRIKE - NO LOCKOUT

                  There shall be no strike, slowdown, work stoppage, interruption of work, or lockout for the duration of this Agreement.


                                   ARTICLE XV

                              RIGHTS OF MANAGEMENT

                  Except as limited by the specific terms of this Agreement, the manage ment and operation of the Company and the direction of the working forces, including but not limited to the right to hire, lay off, maintain discipline, and discharge or suspend employees for just cause, and the right to establish and enforce rules not inconsistent with this contract; to determine the products to be manufactured, the means and processes of manufacturing, including the purchase of products or processing of materials or elements manufactured, processed, or worked on by other firms, persons or companies, are vested solely in the Employer, it being understood that the Employer retains all management rights including those inherent in this position not specifically limited by this Agreement.


                                   ARTICLE XVI

                              SAFETY AND SANITATION

                  SECTION 1. The Employer recognizes the importance of safety provisions in the plant for the protection of health, life and limb of its employees and the Employer agrees to comply with Federal and State laws and regulations pertaining to safety and health. There shall be a safety committee of both the Employer and the Union composed of not more than four persons for each which shall meet once a month in order to improve safety measures in accordance with said laws.

                  The Union representative shall be appointed as follows: one represen tative from the shipping department, one representative from the production depart ment, one representative from the receiving-maintenance department and one from second shift.

                  SECTION 2. The parties agree that all toilets, washrooms and eating areas shall continue to be kept clean and properly heated and ventilated. The Union officials shall at all times aid the Employer in enforcing measures pertaining to safety, cleanliness and discipline and they agree to cooperate with the Employer in the maintenance of a clean and orderly plant.

                  SECTION 3. The Employer will supply uniforms to all its employees at its expense and it will launder them at no cost to the employee. Each eight-hour employee shall receive at least five (5) sets of uniforms. Each five-hour employee will receive at least three (3) sets of protective smocks. It is expressly understood that such uniforms will not be removed from the Employer's premises.


                                  ARTICLE XVII

                                LEAVES OF ABSENCE

                  SECTION 1. Upon written request from an employee, the Employer will grant a leave of absence without pay for reasons of illness for a period not to exceed twelve (12) months if at the time of the request the employee has less than five (5) years of seniority or eighteen (18) months if at the time of the request, the employee has more than five (5) years but less than ten (10) years' seniority, and not to exceed twenty-four (24) months if at the time of the request, the employee has more than ten (10) years' seniority. Upon written request from an employee, the Employer will grant a leave of absence without pay for other good and substantial reasons for a period not to exceed three months. During a leave of absence as aforementioned, the employee will accumulate seniority provided the employee returns to work at the end of such leave of absence. Any leave of absence granted by the Employer shall be under conditions and terms specified by it and shall be issued in writing. Leaves of absence, however, will not be granted for taking of employment elsewhere.

                  SECTION 2. An employee who becomes pregnant shall be entitled to a leave of absence without pay for reasons of illness pursuant to the terms of Section 1 of this Article.

                  SECTION 3. FUNERAL LEAVE. All permanent employees who have completed their probationary period and who are presently on the payroll and all permanent employees hereafter employed and who are on the payroll for the Company for one year or more shall be allowed a leave of absence with pay of three days in the event of a death in the immediate family. "Immediate family" is defined and shall be limited to mother, father, spouse, children, brother, sister, mother-in-law, father-in-law, grandmother, grandfather, and legal guardian of the employee wherever they have had their legal residence, and brother and sister of the employee's spouse whose legal residence was in the home of the employee.

                  SECTION 4. There shall be a 12-minute paid rest period in the first half of each shift and a 12-minute rest period without pay in the second half of each shift. There shall also be a six-minute paid wash-up period at the end of each shift.

                  SECTION 5. A leave of absence without pay not to exceed two weeks shall be granted to duly elected delegates of the Union in order that they might attend Union conventions. This leave of absence shall be further limited to no more than two employees at one time.

                  SECTION 6. Leaves of absence will comply with all appropriate Federal, State and Local legislation.


                                  ARTICLE XVIII

                                      WAGES

                  SECTION 1. The standard hourly wage grades for the respective jobs are set forth by number, title and grade in Schedule "B" attached hereto, and the effective date and amounts thereof shall be those set forth in Schedule "C" of this Agreement. As a matter of policy, all rates and rate changes which occur as of Sunday, Monday, Tuesday or Wednesday of any payroll week shall be effective as of Sunday of said payroll week while any change which occurs Thursday, Friday or Saturday of such payroll week shall become effective on Sunday of subsequent payroll week.

                  SECTION 2. It is agreed that the Employer shall have the right to install a wage incentive plan in all departments where practical. Such incentives, when created, shall be in accordance with recognized engineering procedure and shall be established so as to enable the employee to earn not less than his hourly rate of pay set forth hereunder and subject to the grievance procedure set forth in this contract. It may be made applicable to individuals or groups of individuals depending upon the nature of the work and the number of employees involved in each department or group. In the event the

Employer decides to exercise its right herein and install a wage incentive plan, the Union agrees to assist the Employer.

                  SECTION 3. If the Employer shall, during the term of this Agreement, set up new classifications or a now department within which there shall be new classifications not referred to in this contract, then in such event the Employer and the Union agree to meet promptly and attempt to negotiate rates of pay therefor. In the event of a failure to reach an agreement the matter shall be submitted to final and binding arbitration pursuant to the terms of Step 4 of Article VI herein and the provisions of Article XIV shall be applicable.


                                   ARTICLE XIX

                          REPORTING PAY AND CALL IN PAY

                  SECTION 1. An employee who reports for work at the regular hour at which his shift begins without having been notified not to do so shall be assured four hours' work or in the alternative shall receive four hours' pay at his regular hourly rate, unless the Employer is unable to provide work because of an Act of God or other circumstances beyond the Employer's control. The employee may be offered four hours of employment of other work in or about the plant within his or her capacity to perform in lieu of receiving the aforementioned reporting in pay.

                  SECTION 2. When an employee is called in after he has left the Company's premises at a time other than his regular shift, he shall be assured a minimum of four hours' pay at time and one-half his regular rate.


                                   ARTICLE XX

                                    INSURANCE

                  SECTION 1. The Employer agrees to arrange for an insurance program for the life of this contract, containing the following provisions for employees who are eligible and qualify therefor:

                           (a)  A health insurance program consisting of or
comparable to Blue Cross All Service Comprehensive - Blue Shield Prevailing Fee 100 with major medical limits of $250,000.00, co-insurance 80/20% first $2,000.00, 100% after to $250,000.00 for each full-time eight (8) hour shift permanent employee and each short-shift employee, and said employee's spouse and eligible dependents. The said health insurance program shall provide coverage for eligible dependent students of employees until they reach age 23.

                           (b)  A Dental Insurance Program consisting of or
comparable to basic coverage and supplemental basic coverage Rider A of the Pennsylvania Blue Shield Prepaid Dental Care Program which shall be effective for each full-time eight- hour shift permanent employee, his spouse and eligible dependents. Short-shift permanent employees shall receive individual coverage under the aforementioned Dental Insurance Program.

                  Effective April 1, 1996, employees will contribute 5% of the cost of the Blue Cross/Blue Shield Medical and Dental program in the first year of the agreement, 5% in the second year and 7.5% in the third year. Effective April 1, 1996, the Company will offer an alternative HMO Health & Dental Insurance Program paid for in full by the Company for the term of the contract.

                  The Company will pay medical benefits for a period of one month after the month in which the employee is laid off. The covered benefits shall be Blue Cross, Blue Shield, Major Medical and the Dental Programs only.

                  We will allow an employee that retires at age 62 to continue his medical coverage with the Company to age 65, at group rates. This shall not apply to anyone that retires before age 62. Premiums to be paid by the employee to the Company before the 1st day of each month. All others are covered by Cobra.

                           (c)  A term life insurance program as follows:


           CLASSIFICATION OF                      AMOUNT
                EMPLOYEE                     EFFECTIVE 3/1/96
            Less than 5 Yrs.                     $12,000.00
            More than 5 Yrs.                     $15,000.00

                  The increase in life insurance benefit for employees who subsequently attain five (5) years or more of continuous service shall be effective as of the first of the month following their fifth anniversary date of employment. The Company will pay for $4,000.00 of life insurance for present employees on the payroll as of March 2, 1987, who retire after March 1, 1988 and have obtained the age of 62 or more. We will issue a letter to retirees stating the life insurance company and value of the insurance at the time they retire.

                           (d)  Commencing the first day of the month following
at least thirty (30) days after the signing of this Agreement for eight (8) hour shift permanent employee an accident or sickness disability insurance program based on a reimbursement of 70% of the basic weekly salary of each employee for forty (40) hours calculated at straight time hourly rates to a maximum reimbursement from February 24, 1996 to February 23, 1997 of $215.00 per week and effective February 24, 1997 of $225.00 per week till February 23, 1998 and effective February 24, 1998 of $235.00 till February 23, 1999 for a period of twenty-six (26) weeks. Claims for each reimbursement under this program shall be effective on the eighth day after commencement of disability. The sickness and accident disability insurance program provided in this clause shall not apply to sickness and accident disability which is compensable under Workman's Compensation Law.

                           (e) Each employee will be entitled to a maximum of
$130 towards the payment for eyeglasses or eye examinations during the period of the Contract. (This amount will be cumulative, regardless of which Medical Plan they have enrolled in.)

                  The employee applying for such reimbursement must present a copy of the invoice showing that the eyeglasses are for the employee himself/herself. This benefit cannot be used to buy sunglasses. Invoices must be dated 3/l/96 or later.

                  SECTION 2. Said insurance program will be effective as to newly hired permanent employees and those presently on probation on the first day of the month following the completion of their 90th day of employment. All life insurance covering employees who are laid off or who are on leave of absence for other than illness will be terminated at the end of the month following the month during which the layoff occurred or the leave of absence began and will be reinstated on the first day of the month following the date of the employee's return to work. The Employer will continue to make contributions for life, health, and dental insurance coverage for employees who are on leave of absence for reasons of illness until the termination of the leave of absence. If permitted under and pursuant to the terms of the applicable insurance contracts and the rules and regulations of the insurance carrier issuing said contract, an employee may elect to continue coverage during absence from work in accordance with the foregoing at his or her own expense.

                  SECTION 3. The parties clearly understand and agree that in arranging for the insurance program as hereinbefore provided the Employer does not assume any responsibility for the contractual obligations of the insurance company or companies or any liability for any payments or benefits that may be due under such insurance program; that all liability for payments that are due or which may become due are solely the responsibility of the insurance carrier or carriers and that the Employer assumes no liability in connection therewith except the payment of the premium which may become due under this Article.

                  Insurance shall continue in full force and effect except as modified by Section 3 of this Agreement and by a letter executed by the parties as follows:

Dana Perfumes Corporation,

                  After long contract negotiations, you have agreed to pay all increases in health costs provided for in Article XX, Sections (a) and
         (b) of our contract dated February 28, 1987, for the period of the renewed labor contract.

                  We are aware that these increases may impose a heavy economic burden on you and we are anxious to help and assist you in any way possible to reduce such costs.

                  Accordingly, by means of a joint committee or otherwise, we advise you that you will have our full cooperation in any way possible to aid you in achieving lower health costs.

February 23, 1990

                                 O.C.A.W. 8-782
                              by Lawrence W. Graham
                              Jacqueline McDermott
                                  Andrea Miller
                                 Leonard Fornett
                                   John Roman
                                  Arthur Cragle


                                   ARTICLE XXI

                                     NOTICE

                  Any notice required to be given to the Union from the Employer shall be directed in writing by certified mail to the Secretary of the Local Union at his last known address appearing on the records of the Employer, with a copy to Roger W. Bradley, O.C.A.W. International Union, 2722 Merrilee Drive, Suite 250, Fairfax, Virginia 22031, and any notice required of the Union to be sent to the Employer will be directed in writing by certified mail to the General Manager, Dana Perfumes Corp., Crestwood Industrial Park, Mountaintop, Pennsylvania 18707, and a copy sent to the President of Dana Perfumes Corp., 635 Madison Avenue, New York, New York 10022.

                                  ARTICLE XXII

                           BULLETIN BOARD AND UNIFORMS

                  SECTION 1. The Employer will provide a bulletin board for the use of the Union for Union business. The Union shall assume full responsibility for the items it posts and all notices posted shall first be approved by the President or the Secretary of the Union.

                  SECTION 2. The Employer shall provide female shipping department employees with uniforms consisting of longsleeved smocks.

                                  ARTICLE XXIV

                                  PENSION PLAN

                  After termination of the old pension plan, we will cease paying the fifteen cents per hour per employee into the plan, and begin paying the present 401K plan fifteen cents per hour per covered employee for all straight time hours worked as provided in the plan, provided it can be done legally and properly. And if that cannot be done, then we will pay each employee the amount due him annually in January of each year.

                  In the event a dispute arises as to the interpretation of or compliance with this letter contract it shall be submitted to an arbitrator as provided in the labor agreement between the parties in Section 2 of Article VI. In no event shall the arbitrator have authority to increase the fifteen cents cost of the Company.


                           AGREED TO AND APPROVED
            O.C.A.W. 8-782                         Andrea Miller
        by Lawrence W. Graham                     Leonard Fornett
        Negotiating Committee                       John Roman
       by Jacqueline McDermott                     Arthur Cragle

                            Dana Perfumes Corp.
                              by George Gross

                  The Company agrees to convert the 15 cents per hour to the credit of the Union employees (from the old pension plan), provided the Union can have the 401K Plan adjusted to be able to legally receive the funds. If that is not possible or if the Union finds another pension for the purpose and it is legal and feasible, then that procedure will be followed. (Dated 2/26/93)


                                  ARTICLE XXV

                       MODIFICATION OR CHANGE IN AGREEMENT

                  No agreement, alteration, understanding, variation, waiver or modification of any of the terms or conditions or covenants contained in this Agreement shall be made by any employee or group of employees with the Employer and in no case shall it be binding upon the parties hereto unless such an agreement is made and executed in writing between the parties hereto. The waiver of any branch or condition of this Agreement by either party shall not constitute a precedent in the future enforcement of all the terms and conditions herein.


                                   ARTICLE XXVI

                                   SICK LEAVE

                  SECTION 1. Each regular permanent employee shall be entitled to receive three (3) sick days first year of contract, four (4) sick days second and third year of contract. For the new hires during the first calendar year of their employ ment, sick leave will be earned at the rate of one day for every three months, to a maximum of three days.

                  SECTION 2. Paid sick leave shall be used for an absence from work due to non-occupational illness or injury.

                  SECTION 3. Employees absent on sick leave in accordance with the above shall be paid for each such workday of absence their regular straight time hourly rate of pay multiplied by the number of hours in their regular workday.

                  SECTION 4. The above schedule of sick leaves may be accumulated for the term of this Agreement. However, any unused sick leave will be bought back at the termination of the Agreement at 110% of the then current rate.

                                 ARTICLE XXVII

                                    JURY DUTY

                  An employee who is called for jury duty and serves on a jury on a regularly scheduled working day or days shall be paid by the Employer for time lost from work by reason of such service the difference between the amount received by said employee for such service and said employee's average straight time hourly earnings, not to exceed eight (8) hours per day and excluding all premiums, overtime and penalty pay. Jury duty shall not exceed eighty (80) hours in any calendar year for any one employee. Above jury duty provisions shall apply only to involuntary service.

                                 ARTICLE XXVIII

                                    401K PLAN

                  SECTION 1. Plan to go into effect week beginning September 3, 1984 or sooner, if plan is ready.

                  SECTION 2. Employee shall be allowed to contribute 2% to 6% of his/her pay beginning September 3, 1984 or sooner, if plan is ready. The employees will be able to contribute 2% to 8%.

                  SECTION 3. The Company contribution will be 16.66% of the first 6% of the employee's contribution.

                  SECTION 4. The plan itself will take care of all administrative costs.

                  SECTION 5. The Company agrees to take care of all deductions, and to forward to the PNC Bank, the employee's contributions and its own contributions.


                                  ARTICLE XXIX

                                  SEVERANCE PAY

                  In the event any of the following departments is eliminated (Shipping, Production, Receiving, Building Maintenance), the following severance pay schedule will be given to all employees in that terminated department for those employees on the then-current seniority list who are employed, including those who are subject to recall provision of this Agreement: 1/2 week's pay for each one (1) year of continuous service with the Company, with a maximum of five weeks.

                                  ARTICLE XXX

                                TERM OF AGREEMENT

                  This Agreement shall be effective as of the 24th day of February, 1996 unless otherwise specifically so indicated and shall continue in full force and effect without reopening or further negotiations until the 26th day of February, 1999, and shall continue from year to year thereafter unless either party hereto shall give written notice by certified mail to the other party at least sixty days prior to the expiration date of this Agreement or the intention of the party to amend, modify or terminate, whereupon the Agreement shall terminate on the expiration date herein set forth.

                  IN WITNESS THEREOF, and intending to be legally bound hereby, the parties have hereunto caused their properly authorized officers to sign this Agreement the day and year first above written.

                               DANA PERFUMES CORP.

                                            By:      Keith H. Wagner
                                                     James E. O'Brien
                                                     Eugene E. Gostinski
                                                     Joseph T. Orloski
                                                     Thomas J. VanFossen

                                                     ___________________________

                                                     ___________________________

                                                     ___________________________

                                                     ___________________________

                                                     ___________________________


                                            OIL, CHEMICAL & ATOMIC WORKERS
                                            INTERNATIONAL UNION AFL-CIO

                                            By:      Mitchell W. Barnik

                                                  ______________________________
                                            LOCAL 8-782, OIL, CHEMICAL & ATOMIC
                                            WORKERS UNION

                                            By:      Jacqueline McDermott
                                                     Arthur Cragle
                                                     Sheldon Metzger
                                                     Andrea Miller
                                                     Florence Pedley
                                                     Mary Ellen Wetzel

                                                  ______________________________

                                                  ______________________________

                                                  ______________________________

                                                  ______________________________

                                                  ______________________________

                                                  ______________________________

                                  SCHEDULE "A"
                        MINIMUM AND MAXIMUM TRIAL PERIOD
                        FOR DETERMINATION BY EMPLOYER OF
                      EMPLOYEES' ABILITY TO FILL A VACANCY

                               WORKING DAYS TRIAL



JOB NUMBER                            MINIMUM                    MAXIMUM
F 100                                    -                          -
F 401                                    2                          5
F 318                                    2                          5
F 101 C                                  2                          5
F 101 A                                  2                          7
F 103 B                                  2                          5
F 317                                    2                          5
F 103 A                                  5                         15
F 410                                    5                         15
F 408                                    5                         15
F 106 B                                  5                         15
F 316                                    5                         15
F 412                                    5                         15
F 412 B                                  5                         15
F 409 C                                  5                         30
F 411                                    5                         30
F 502                                    5                         30
F 315                                   10                         60
F 105                                   10                         60
F 107                                   10                         60
F 106                                   15                         90
F 313                                   15                         90
F 106 A                                 15                         90
F 101 D                                 10                         60
F 104                                   10                         60
F 412 A                                 10                         60
F 315 B                                 15                         90
F 101 E                                 15                         90
F 106 C                                 15                         90
F 107 A                                 15                         90
F 409 A                                 15                         90
F 105 B                                 15                         90

                                  SCHEDULE "B"



                    JOB
    GRADE          NUMBER                      JOB TITLE
    -----          ------                      ---------
     1             F 100             Packaging Assembler - Entry Level
     2             F 101 C           Packaging Assembler Class C
     4             F 101 A           Packaging Assembler - Water Bath
                   F 101 D           Packaging Assembler - Machine Oper.
                   F 401             General Picker/Packer/Checker
     5             F 103 B           Production Aide
                   F 317             Utility Helper
                   F 106 B           Batch Helper - 6 mos.
                   F 410             Special Picker/Packer/Checker
     6             F 316             General Utility Class B
                   F 411             Export Picker/Packer/Checker
                   F 412             Material Handler - Ship/Rec
     7             F 104             Production Line Coordinator
                   F 103 A           Filling Machine Attendant
                   F 106 A           Batch Mixer, Class B - 1 1/2 yrs. in Grade
                   F 107             Rets & Recon Clerk
                   F 315             General Utility Class A
                   F 409 C           Scaler
                   F 412 B           Material Handler Coordinator
                   F 412 C           Material Handler/Truck Driver
                   F 502             Packaging Inspector
     8             F 106             Batch Mixer Class A
                   F 315 A           General Utility Class A - 8 yrs.
                   F 105             Production Maintenance & Setup
     9             F 105 A           Production Maintenance & Setup - 8 yrs.
     10            F 313             Maintenance Mechanic Technician
                   F 106             Batch Mixer

NOTE: Six years of continuous current service as an F 105. Persons holding the F 105 grade on 3/1/93 will only require a total of six years' experience as an F 105 to qualify as an F 105 A.

                                  SCHEDULE "B"

                                  GROUP LEADERS


            Group Leaders shall receive twenty cents per hour above the rate for the group they lead.


   JOB
 NUMBER                           JOB TITLE
F 101 E        Packaging Assemblers
F 401 A        General Picker/Packer/Checker
F 412 A        Material Handlers - Ship/Rec
F 107 A        Returns & Recond.
F 502 A        Receiving Warehouse
F 315 B        General Utility Class A
F 105 B        Production Maintenance & Setup - 8 yrs.
F 106 C        Batch Mixers
F 313 A        Maintenance Mechanic Technicians

NOTE: Only service as a mechanic with Dana will count toward 8 years of experience needed for grade 8 of F 315 A and F 105 A.

                                  SCHEDULE "C"

                              HOURLY RATE SCHEDULE



                       EFFECTIVE          EFFECTIVE          EFFECTIVE
                       12:01 A.M.         12:01 A.M.         12:01 A.M.
                        2/24/96            2/28/97            2/28/98
                           TO                 TO                 TO
      GRADE             2/27/97            2/27/98            2/26/99
         1                7.10               7.10               7.10
         2               10.40              10.70              11.00
         4               10.51              10.81              11.11
         5               10.68              10.98              11.28
         6               10.79              11.09              11.39
         7               10.95              11.25              11.55
         8               11.34              11.64              11.94
         9               11.80              12.10              12.40
        10               12.30              12.60              12.90

NOTE: Any permanent employee hired after March 1, 1993 will be hired at rates $1.50 below Schedule "C" with increase of 50 cents every six months until they reach the full rates listed above.

             An employee hired into grade 1, F 100 position will have his rate increased fifty cents after one year, fifty cents after a second year, and finally fifty cents after a third year in the position.

             An employee below full rate who successfully bids to a higher rated job shall move to his new rate in the same pay increment in which he is currently paid.

             For example, a newly hired employee in grade 1, classification F 100 who has progressed to $7.60 per hour, which is $1.00 per hour less than the full rate, is awarded a bid for a grade 5, F 103 B Production Aide. This position currently carries a full rate of $10.68 per hour; thus, this person would be paid $9.68 per hour.

                                    EXHIBIT A
                         1. DUES CHECKOFF AUTHORIZATION
                                 AND ASSIGNMENT

TO DANA PERFUMES CORP.

            I hereby assign to Local Union No. 8-782, Oil, Chemical and Atomic Workers International Union, AFL-CIO, from any wages earned or to be earned by me as your employee, the sum of ________ per month, or such amount as may hereafter be established by the Union and become due to it, as my membership dues in said Union, and the regular Union initiation fee of ________ or such amount as may hereafter be established by the Union and in accordance with the International Constitution, I authorize and direct you to deduct such amounts from my pay for each month and to remit the same to the Union.

            This authorization and assignment shall be irrevocable for the period of one (1) year, or until the termination of the Agreement between the Employer and the Union, whichever occurs sooner, and I agree and direct that this authorization and assignment shall be automatically renewed, and shall be irrevocable for successive periods of one (1) year or for the period of such succeeding applicable collective agreement between the Employer and the Union, whichever shall be shorter, unless written notice is given by me to the Employer and the Union not more than twenty (20) days and not less than ten (10) days prior to the expiration of each period of one (1) year, or of such applicable collective agreement between the Employer and the Union, whichever occurs sooner.

            This authorization is made pursuant to the provisions of Section 302(c) of the Labor-Management Relations Act of 1947 and otherwise.


WITNESS:


SIGNATURE:


DATE:

                                    EXHIBIT A
                          2. CHECKOFF AUTHORIZATION FOR
                           AGENCY FEES, UNION FEES AND
                                 INITIATION FEES

            I hereby authorize DANA PERFUMES CORP. to withhold from my earnings an agency fee of ________ per month after thirty-one (31) calendar days of employment in accordance with the provisions of the contract between DANA PERFUMES CORP. and Oil, Chemical & Atomic Workers Union Local 8-782.

            1 further authorize that this agency fee be remitted to said Union after payroll checkoff.

            In addition, if my employment by DANA PERFUMES CORP. continues beyond ________________________ I will be considered a permanent employee and do hereby assign to Local Union No. 8-782, Oil, Chemical & Atomic Workers International Union, AFL-CIO, from any wages earned or to be earned by me as your employee the sum of ________ per month, or such amount as may hereafter be established by the Union and become due to it, as my membership dues in said Union, and the regular Union initiation fee of ________, or such amount as may hereafter be established by the Union and in accordance with the International Constitution. I authorize and direct you to deduct such amounts from my pay for each month and to remit the same to the Union.

            This authorization and assignment will be irrevocable for one (1) year, or until the termination of the Agreement between the Employer and the Union, whichever occurs sooner, and I agree and direct that this authorization and assignment shall be automatically renewed, and shall be irrevocable for successive periods of one (1) year each or for the period of such succeeding applicable collective agreement between the Employer and the Union, whichever shall be shorter, unless written notice is given by me to the Employer and the Union not more than twenty (20) days and not less than ten (10) days prior to the expiration of each period of one (1) year, or of such applicable collective agreement between the Employer and the Union, whichever occurs sooner.

            The authorization is made pursuant to the provisions of Section 302(c) of the Labor-Management Relations Act of 1947 and otherwise.


WITNESS:


SIGNATURE:


DATE:

                           MEMORANDUM OF UNDERSTANDING

1. SAFETY COMMITTEE - The safety committee has been reactivated and will conduct monthly inspections on the first Wednesday of each month, effective with February 1981. However, do not let these inspections deter anyone from bringing an unsafe condition to the attention of management.

2. PLANT DOCTOR - Since no large group will ever wholly agree on the performance of an individual, we as a group have agreed to report to management, immediately, any incident a person may feel was unfair in the treatment by the Doctor.

3. HAT AND HAIRNET REQUIREMENTS - Management will speak to the individual departments in regard to use of hats and hairnets. It is most important that hairnets be worn in a manner to prevent contamination of the product either during a filling operation or a cartoning operation. The Company will make an effort to supply a more suitable hat or hairnet in order to accommodate the hairdos.

4. CLERICAL WORK - The clerical work referred to in this item has for many years been performed by the Group Leader and it is the Company's position that she will continue to perform this work. Due to the number of employees in the Production Department and the number of registrations, it is necessary for a person to be assigned to this particular duty -- especially during the busy seasons. This job function also rounds out the duties and provides a full day's work for the Group Leader.

5. LAYOFF PROCEDURE - It is the position of the Company, in conjunction with the past desire of the Union, to maintain full employment as much as possible for the regular Union employees. In line with this, in an area such as Production, we at various times of the year have a sufficient backlog of work to provide work for those persons that are laid off due to the result of bumping from other departments. If a situation arises where we do not have a backlog of work, then the bumped person will be laid off. This, as previously stated, is in the best interest of all permanent Union employees.

6.    LINE JOBS -

      (a) If a person is transferred to a production line operation, Management has the right to assign that person a specific operation on that line and he need not rotate. However, if a person has bumped into a grade 1 and grade 2 classifications and the rest of the grade 1's and grade 2's on that particular line rotate -- then it is the Company's duty to cause that person to also rotate.

      (b) In reference to the buffing operation, Management feels that this should be a grade 5 operation and, therefore, we will pay grade 5 for that particular operation.

      In order to clarify the differences between jobs F 502 and F 101 B, when checking any kind of material or finished goods for quality, the following shall be the standards:

      F 502 - This is grade 7, and the main function of the employee performing this job is to inspect all aspects of an item for anything that may be wrong with it. In so doing this, there is a written procedure on the amount of each case or shipment that is to be sampled. A written report will be filed on his findings and submitted to Quality Control. While this is his main function, he has other duties unrelated to inspecting.

      F 101 B - This is grade 3, and the main function of these employees is to separate a particular lot of material that has been determined by Quality Control to have some unacceptable units. The particular defect will be noted for these employees. This type of work will be performed only when the number of rejects is too high to be separated at normal packaging line speeds.

7. NIGHT SHIFT AGREEMENT - It is the position of Management that Management has no right to prevent a person from exercising his seniority when jobs open up either on the day shift or the night shift. It was in conjunction with the Union's representative and other officers of the Union, at a meeting on 7/3/80, that in order to make a more stable work force we would have the Union members elect, once a year, to determine their shift preference. This agreement was made -- not only with the Company in mind, but also the Union employees -- so that they were not constantly being bumped back and forth between day shift and night shift. However, so long as we have temporary employees on the payroll, Management cannot preclude a Union employee from exercising his right to bump that person on either shift. Consequently, Management's position remains the same as stated in the July 3rd, 1980 agreement.

8. SENIORITY - Management's position in regard to seniority in its relation to vacation is that the most senior person in a job classification shall have the right to exercise his seniority as to choice of days off so long as he has vacation time available. However, once the senior person or persons have expended all their vacation time, and the Company has need for someone to work in a specific classification, that person will be required to work provided less senior employees have vacation time remaining. Should no vacation time remain for anyone in that job classification, the seniority factor shall again come into play and the most senior person can elect not to work.

9. JOB BIDDING - In regard to Job Bidding under item 9, when a vacancy of 5 days or less occurs within a job classification, Management will transfer the most senior experienced person within the department to that job. If the job will extend beyond 5 workdays, that job will be posted in the normal bidding procedure in accordance with the provisions for temporary vacancies as contained in the contract (120 days or less). In such case, the successful bidder shall be allowed to carry only his permanent classification and the presently bid temporary job classification. Upon return to his permanent classification, he will automatically relinquish the temporary classification.

10. VACATIONS - In order to solve the problem of vacation time with the least amount of turmoil, Management proposes that a clause be put into the contract that would state the following:

            The Company and the Union further agree that from time to time the Company may schedule additional plant shutdowns. When these shutdowns do occur, it is mutually agreed to use any of these additional weeks as vacation.

11. LOAN LABOR - While Management maintains the right to direct the work force and use like job classifications plant-wide, should the occasion arise where a person in a particular job classification is transferred out of his permanent department, and a vacancy in that job classification arises in his permanent department, the employee shall be transferred back to his permanent department and a job bid will be posted for the department to which he had been transferred. The recall to his permanent department shall not take place until we have had a successful bidder to the department where he was transferred. Of course, the original transferred employee shall have the right to bid on the vacancy.

12. NOTICE OF LAYOFF - If in Management's decision, more than 3 days' notice can be given, it will be given to the President and Recording Secretary. But this shall not be subject to the provisions of Article VI of the current Agreement.

13. TEMPORARY - In reference to transfers to specific duties for a period of 5 days or less, the Company shall refer to that as a temporary transfer.

      In reference to a temporary vacancy, the Company shall refer to that as a vacancy that will exist more than 5 days but less than 120 days.

14. VOLUNTARY LAYOFFS - Voluntary layoffs may be exercised only in the following conditions:

      (A)   TEMPORARY LAYOFFS OF 5 DAYS OR LESS:

            1) The employee desiring the voluntary layoff must be in the department at the time of the layoff in which the layoff is taking place.

            2) The employee taking the voluntary layoff must be in the same pay grade as the employee being laid off. He must also be in the same permanent job classification, and must be fully qualified to do the complete operation of the job.

      (B)   LAYOFFS IN EXCESS OF 5 DAYS:

            The person desiring the voluntary layoff does not have to be in the department in which the layoff is taking place. However, the person for whom he is taking the voluntary layoff must have the following qualifications:

            1)    Permanent job classification must be the same.
            2)    Permanent pay grade must be the same.
            3)    Permanent department must be the same.
            4) Must be fully qualified to do the complete operation of the job.

      NOTE: The right to allow employees to take a voluntary layoff remains at the sole discretion of Management. Management has always considered requests for voluntary layoffs and will continue to put forth every effort to satisfy such requests.

15. LINE ROTATION - PRODUCTION DEPARTMENT - All employees are entitled to change specific workstations (within the same line) every hour, where it can be done without disruption of the production process. If a problem develops, it will be discussed by the Department Management and the Union Stewards, and good sense will prevail.

      SHIPPING DEPARTMENT - Jobs on the belt line will be rotated under the same conditions as above.

16. HEALTH FORMS - The Company has obtained a verbal agreement from its insurance representative that the insurance company will not require a doctor's report on a monthly basis, but will require reports based on the average expected length of the disability. Each individual will be given two forms. If a second form is required, then the individual will take that form to his/her doctor to be filled out.

17.   COBRA (Federal Law) will be in effect as of March 1, 1987.

18. SPRAY ROOM - The spray room will be staffed by the present permanent volunteers. Fill-ins will be taken from the top of the seniority list and will be rotated on a daily basis. This will be all grade 1's and grade 2's. Only a doctor's excuse will exempt an employee from his/her turn in this job. If a person starts work in the spray room, it will be counted as their turn, regardless of length of time.

19. GRADE 4 - Shipping transfers will work at every duty (pick, pack, check) for 2 weeks and then rotate duties normally.

20.   Grade 2 includes placing masters on pallets when doing reconditioning.

21. The Material Coordinator is required to place materials in position inside the aerosol room. On the production floor, grade 5's will assist in moving pallets when necessary.

22. If a mechanic is required to train a new mechanic (having not been a mechanic before for Dana), then that mechanic will receive the Group Leader rate for the intensive trial period of the new mechanic (60 days). However, this does not apply to a mechanic training another mechanic on a single piece of equipment.

23. Inasmuch as is possible, persons coming out of the aerosol room will not be placed on the same line as when they went into the aerosol room.

                               DANA PERFUMES CORP.
                               COMPANY WORK RULES

            It is Dana's policy to place as few restraints and restrictions on the personal conduct of its employees as is possible. For the protection of its property, business interests, and other employees, Dana hereby establishes the following reasonable rules of conduct for all of its employees. Since violation of these rules by an employee could result in serious loss to the Company and to other employees, Dana reserves the right to discipline, including discharge, employees who do not abide by them.

            Employees shall refrain from:

      1.    Violation of Federal, State, or Municipal Laws.

      2. Willful damage to Company property, including that entrusted to it by others, and to property of employees or visitors.

      3. Theft of any merchandise or property from the Company or other employees.

      4. Any act of dishonesty, including but not limited to falsification of time records, or furnishing false or incomplete information for personnel and/or security records.

      5. Creation of hazards of fire, safety or health, and failure to use safety devices or procedures provided for employee protection.

      6. Reporting for work while under the influence of intoxicants or their use on Company premises.

      7. Gambling, fighting, disorderly conduct, and conduct which violates common decency or morality (including abusive language, possession or use of narcotics, etc.).

      8. Insubordination or failure to carry out any reasonable order by a management representative, including refusal to work on jobs assigned by the supervisor.

      9. Incompetency or failure to meet reasonable standards of efficiency, including gross neglect of duty.

      10a. Tardiness without valid excuse, absence from work without notifying the Company or failure to return to work promptly upon expiration of leave of absence. The switchboard opens at 6:20 a.m. every morning so that timely notice before or reasonably after the beginning of each shift can be made.

      10b. If an employee is absent more than one day because of illness, such an employee will be under an obligation to call the Company the day before he or she intends to return to work. The Company will inform said employee upon receipt of telephone call, or shortly thereafter, whether or not a certificate from a doctor will be required in order for that employee to return to work.

      10c. All injuries must be reported to your supervisor and/or the nurse at the time of the incident.

      11. Leaving one's workplace for other than assigned duties without the supervisor's authorization except for health purposes.

      12. Unauthorized solicitation on Company premises and distributing or posting literature or other matters on Company premises without proper authority.

      13.   Violation of or noncompliance with security regulations, including:

            (a) Giving Company pass or other Company identification material to any person not entitled to it.

            (b) Entering or assisting any person to enter the Company's premises or restricted areas without proper authority.

            (c) Removing or attempting to remove Company material, including but not limited to documents, equipment, etc., from Company premises without proper authority.

      14. Revealing to any unauthorized persons any of the Company records, reports, papers, devices and apparatus, or disclosing to others information concerning the Company's formulas, practices, processes and methods which are considered by the Company to be of a secret or confidential nature without proper authorization therefor.

      15. In general, all employees are expected to conduct themselves in a reasonable fashion and to refrain from any conduct which may be detrimental or harmful to themselves, their fellow employees, or the Company.

      16. Maternity Policy - It is our intent to allow any employee who is pregnant to continue working as long as her physical condition permits. Once pregnancy is confirmed, the employee will notify our Company nurse and provide a doctor's statement which specifies her anticipated delivery date and state any necessary restrictions or limitations on her work activity. Unless restrictions imposed by the doctor preclude her continuing to work, she may work through her pregnancy without further qualification. This is consistent with Dana's policy of allowing employees with temporary disabilities to continue to work so long as the task represents no threat to their health and safety or the health and safety of fellow workers. The maternity leave of absence terminates on the date the employee is released by her doctor to return to work. The employee must request a personal leave for additional time off.

            These rules are effective March 1, 1966 (Numbers 1 through 15) and the additions of: Number 16, effective September 1, 1976 and Number 10C, effective February 11, 1980. Dana reserves the right to change, subtract, or add to these rules from time to time as circumstances warrant.

      17. Under Federal legislation (effective March 18, 1989) Dana Perfumes is required to do the following:

            (a) Give each employee written notice that the unlawful manufacture, distribution, possession or use of a controlled substance is prohibited in or on any of the premises of Dana Perfumes Corp. Under conviction of any of these violations, the following will apply:

                        1st conviction, the employee will be put on leave without pay for a period of 42 days or if convicted of the use of a controlled substance, the length of time required to participate in a rehabilitation program (the cost, if any, to be borne by the employee). No seniority will accumulate to employee during this period of time.

                        2nd conviction, the employee will be discharged permanently.

            (b) Inform employees about the dangers of workplace drug abuse and of available counseling and rehabilitation services:

                  (1)   Each employee will be given a brochure on drug abuse.

                  (2) Drug abuse services are listed in the "Guide to Human Services" section of the telephone book, under alcohol and drug abuse.

            (c) Each employee as a condition of employment with a company (Dana Perfumes Corp.) doing business with the Federal Government must abide by the terms of the drug program and must notify their supervisor within five days of any criminal drug statute conviction for any violation occurring in the workplace.

            (d) Dana Perfumes Corp. must notify the government agency they are doing business with, in ten days, after learning of an employee's criminal drug conviction.

            (e) Dana Perfumes Corp. is required to impose sanctions and require satisfactory participation in a drug rehabilitation program from any convicted employee (see 17a).

      18.   Rules for Attendance:

            (a) If a person is out sick, that person must use his/her sick days (if any).

                  NOTE: A total of six days during the calendar year may be taken without pay, in lieu of third or fourth weeks' vacation time.

            (b) During shutdowns, an employee may elect to use some of his/her vacation (3rd or 4th weeks) or sick time, if the employee so desires.

            (c) The 3rd and 4th weeks' vacation are earned after June 30th, as per the contract.

            (d) Absence beyond sick days, vacation, leaves of absence and six no-pay days will require the following disciplinary action:

                  (A) First offense will be counseling and written notice by the department manager, with one day's suspension without pay.

                  (B) Second offense will be counseling by the plant manager; a written notice will follow. Those attending will be the

                        Union president, the shop steward and the personnel manager. Suspension will be three days without pay.

                  (C)   Third offense will be ten workdays off without pay.

                  (D)   Fourth offense will be permanent discharge.

            (e) After one year of average attendance, a counseled employee's record would be cleared and any action would go back to Step e.(A).

            (f) We (the Company) will use good judgment when reviewing a person's record.

            (g)   Advance notice of funerals is required.

            (h) Above rules apply on and after May 11, 1989, with record starting January 1, 1989.

            (i) The six no-pay sick days are to be administered in increments of 4 hours only. This is in line with the past practice of administering the normal three days' sick leave and vacation days.

            (j) An employee who is near to a violation of the "Rules of Attendance" will be counseled by his/her department manager and given written notice.